EXHIBIT 10.2

FORM OF RESTRICTED STOCK AWARD AGREEMENT

MAINSTREET BANCSHARES, INC.

2019 EQUITY INCENTIVE PLAN

This restricted stock award agreement (“Restricted Stock Award” or “Agreement”) is and will be subject in every respect to the provisions of the 2019 Equity Incentive Plan (the “ Plan ”) of MainStreet Bancshares, Inc. (the “Company ”) which are incorporated herein by reference and made a part hereof, subject to the provisions of this Agreement. A copy of the Plan has been provided to each person granted a Restricted Stock Award pursuant to the Plan. The holder of this Restricted Stock Award (the “Participant ”) hereby accepts this Restricted Stock Award, subject to all the terms and provisions of the Plan and this Agreement, and agrees that all decisions under and interpretations of the Plan and this Agreement by the committee of the Company’s Board of Directors appointed to administer the Plan or the Board of Directors will be final, binding and conclusive upon the Participant and the Participant’s heirs, legal representatives, successors and permitted assigns. Capitalized terms used but not defined herein will have the same meanings as in the Plan.

The Participant acknowledges that the shares to be acquired pursuant to this Agreement will be acquired for investment purposes only and without any present intention of selling or distributing them.

1.	Name of Participant:

2.	Date of Grant:

3. Stock Award: An aggregate of [_____] shares of Company common stock, $4.00 par value per share (the “Restricted Stock”), is covered by this Restricted Stock Award, (subject to adjustment pursuant to Section 9 hereof).

4. Vesting Schedule. Except as otherwise provided in this Agreement, this Restricted Stock Award shall first becomes earned and non-forfeitable in accordance with the following vesting schedule:

Date	Number of Shares Vesting*	Percentage

*	Other terms and Conditions Regarding Vesting:

4.1 All shares of Restricted Stock will automatically become earned and non-forfeitable in the event of the death or Disability of the Participant.

4.2 All shares of Restricted Stock will automatically become earned and non-forfeitable in the event of the Change in Control of the Company.

4.3 In the event that a Participant terminates service as a Director of the Company, other than following attainment of not less than age 70 years and having completed not less than three years of service (“Retirement”), the Participant shall forfeit all shares of Restricted Stock which have not yet become vested as of such date of Termination of Service in accordance with the Vesting Schedule above.

4.4 In the event that a Participant terminates service as a Director of the Company or MainStreet Bank (“Bank”) and continues service as an Advisory Director, such shares of Restricted Stock will continue to vest in accordance with the Vesting Schedule set forth above.

5. Grant of Restricted Stock Award.

The Restricted Stock Award will be settled in the form of issued and outstanding shares that will be either registered in the name of the Participant and held by the Company, together with a stock power executed by the Participant in favor of the Company, pending the vesting or forfeiture of the Restricted Stock, or registered in the name of, and delivered to, the Participant. Notwithstanding the foregoing, the Company may, in its sole discretion, issue Restricted Stock in any other format (e.g., electronically) in order to facilitate the paperless transfer of such Awards.

If certificated, the certificates evidencing the Restricted Stock Award will bear a legend restricting the transferability of the Restricted Stock. The Restricted Stock awarded to the Participant will not be sold, encumbered hypothecated or otherwise transferred except in accordance with the terms of the Plan and this Agreement.

6. Dividends and Voting Rights.

6.1 The Participant will not have the right to vote the shares of Restricted Stock represented by the Award hereunder prior to the date that such shares are delivered to the Participant. Upon the delivery of such shares represented by the Award, whether or not such shares are deemed to be earned or subject to restriction, the Participant may direct the voting of such shares.

6.2 Any cash dividends or distributions declared and paid with respect to shares subject to the Restricted Stock Award will be distributed to the Participant within thirty (30) days of the respective dividend payment date. Any stock dividends declared with respect to shares of Restricted Stock subject to the Restricted Stock Award will be issued subject to the same restrictions and the same vesting schedule as the underlying share of Stock on which the dividend was declared.

7. Delivery of Shares.

Delivery of shares of Restricted Stock under this Restricted Stock Award will comply with all applicable laws (including, applicable requirements of federal and state securities laws), and the applicable requirements of any securities exchange or similar entity.

8. Change in Control.

8.1 In the event of a Change in Control, all Restricted Stock Awards subject to this Agreement will become earned and non-forfeitable as of such date of a Change in Control.

8.2 A “Change in Control” will be deemed to have occurred as provided in Section 4.2 of the Plan.

9. Adjustment Provisions.

This Restricted Stock Award, including the number of shares subject to the Restricted Stock Award, will be adjusted upon the occurrence of the events specified in, and in accordance with the provisions of, Section 3.3 of the Plan.

10. Effect of Termination of Service on Restricted Stock Award.

10.1 Other Termination. Except as otherwise noted herein, if the Participant terminates Service for any reason other than due to Retirement, death, Disability or for Cause, all shares of Restricted Stock subject to this Agreement which have not yet become vested as of the date of Termination of Service will expire and be forfeited.

11. Timing of Stock Transfers. As soon as possible after each date of vesting, the Company shall cause certificates to be issued and delivered to the Participant, for all Shares fully vested.

12. Section 83(b) Election Notice. If the Participant elects under Internal Revenue Code Section 83(b) to be taxed immediately on the Restricted Stock, the Participant promises to notify the Company of the election within 10 days of filing that election with the Internal Revenue Service. Note: If you wish to make such election, please notify [___________] as soon as possible so that a stock certificate with a restrictive legend may be issued at this time.

13. Limitations on Rights of Participants. By executing this Agreement, the Participant acknowledges and agrees that (1) nothing contained in this Agreement or the Plan shall give the Participant a right to be retained in the service of the Company or the Bank or to interfere with or restrict the right of the Company or the Bank, which is hereby expressly reserved, to discharge or retire the Participant, except as otherwise provided by a written agreement between the Participant and the Company or the Bank, as applicable, at any time without notice and with or without cause; (2) execution of this Agreement will not give the Participant any right or claim to any benefit hereunder except to the extent such right has specifically become fixed under the terms of this Agreement and the Plan; and (3) the doctrine of substantial performance shall have no application to the Participant.

14. Severability. Subject to one exception, every provision of this Agreement and the Plan is intended to be severable, and any illegal or invalid term shall not affect the validity or legality of the remaining terms. The only exception is that this Agreement shall be unenforceable if any provision of the preceding section is illegal, invalid, or unenforceable.

15. Binding Effect. Every provision of this Agreement shall be binding on and inure to the benefit the parties’ respective heirs, legatees, legal representatives, successors, transferees, and assigns.

16. Headings. Headings shall be ignored in interpreting this Agreement.

17. Counterparts. This Agreement may be executed by the parties hereto in separate counterparts, each of which when so executed and delivered shall be an original, but all such counterparts shall together constitute the same instrument.

18. Miscellaneous.

18.1 This Agreement may not be amended or otherwise modified unless evidenced in writing and signed by the Company and the Participant.

18.2 Restricted Stock Awards are not transferable prior to the time such Awards are deemed earned and non-forfeitable by the Participant.

18.3 This Restricted Stock Award will be governed by and construed in accordance with the laws of the Commonwealth of Virginia.

18.4 This Restricted Stock Award is subject to all laws, regulations and orders of any governmental authority which may be applicable thereto and, notwithstanding any of the provisions hereof, the Company will not be obligated to issue any shares hereunder if the issuance of such shares would constitute a violation of any such law, regulation or order or any provision thereof.

18.5 Awards granted hereunder are subject to any clawback or recoupment policy adopted by the Company from time to time or as required by statute or regulations, whether adopted before or after the date of this Agreement. The Participant shall be obligated to repay to the Company any sums requested promptly following receipt of any request for recoupment or recovery in accordance with the terms specified therein. The Company or the Bank, each in its sole discretion, may recover all or a part of any amount requested for repayment by setoff of any amount otherwise owed to the Participant by the Company or the Bank under the Plan or otherwise.

THIS AWARD OF RESTRICTED STOCK AND THE SHARES OF MAINSTREET BANCSHARES, INC. COMMON STOCK AWARDED PURSUANT TO THIS AGREEMENT HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, THE RULES AND REGULATIONS PROMULGATED THEREUNDER, ANY STATE SECURITIES LAWS AND THE REQUIREMENTS OF ANY EXCHANGE UPON WHICH SUCH SHARES OF STOCK MAY THEN BE LISTED OR TRADED, AND MAY NOT BE SOLD, PLEDGED, OR OTHERWISE TRANSFERRED EXCEPT IN ACCORDANCE WITH THE TERMS OF THE PLAN, THE AGREEMENT, THE COMPANY’S GOVERNANCE DOCUMENTS AND APPLICABLE LAW.

IN WITNESS WHEREOF, the Company has caused this instrument to be executed in its name and on its behalf as of the date of grant of this Restricted Stock Award set forth above.

MAINSTREET BANCSHARES, INC.

By:

Its:

PARTICIPANT’S ACCEPTANCE

The undersigned hereby accepts the foregoing Restricted Stock Award and agrees to the terms and conditions hereof, including the terms and provisions of the 2019 Equity Incentive Plan. The undersigned hereby acknowledges receipt of a copy of the Company’s 2019 Equity Incentive Plan.

PARTICIPANT

EXHIBIT A

ACKNOWLEDGMENT OF RECEIPT OF SHARES OF COMMON STOCK

I hereby acknowledge the delivery to me by MainStreet Bancshares, Inc. (the “Company”) or its affiliate on _____________________________, of stock certificates for ____________________ shares of common stock of the Company pursuant to the terms and conditions of the Restricted Stock Agreement and the MainStreet Bancshares, Inc. 2019 Equity Incentive Plan, which shares were transferred to me on the Company’s stock record books on ____________________.

Date:

Participant’s signature

SUMMARY OF TAXATION OF RESTRICTED STOCK AWARDS

A participant who has been granted a restricted stock award will not realize taxable income at the time of grant; provided, however, that the stock subject to the award is not delivered at the time of grant, or if the stock is delivered, it is subject to restrictions that constitute a “substantial risk of forfeiture” for federal income tax purposes. Upon the later of delivery or vesting of shares subject to an award, the holder will realize ordinary income in an amount equal to the then fair market value of those shares, and the Company will be entitled to a corresponding deduction for tax purposes.

Gains or losses realized by the participant upon disposition of such shares will be treated as capital gains and losses, with the basis in such shares equal to the fair market value of the shares at the time of delivery or vesting. Dividends paid to the holder during the restriction period, if so provided, will also be compensation income to the participant and the Company will be entitled to a corresponding deduction.

A participant who makes a voluntary election under Section 83(b) of the Internal Revenue Code within 30 days of the date of the Award will include the full fair market value of the restricted stock award in taxable income in the year of grant, rather than upon the lapse of the substantial risk of forfeiture, at the grant date fair market value, and the Company will be entitled to this earlier deduction. Note: If you wish to make such election, please notify [___________] as soon as possible so that a stock certificate with a restrictive legend may be issued at this time.